As filed with the Commission on July 20, 2023

Registration No. 333-268318

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 6

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MDB CAPITAL HOLDINGS, LLC

(Exact name of registrant as specified in its charter)

Delaware	6199	87-4366624
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

14135 Midway Road, Suite G-150

Addison, TX 75001

(310) 526-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher A. Marlett

Chief Executive Officer

MDB CAPITAL HOLDINGS, LLC

14135 Midway Road, Suite G-150

Addison, TX 75001

(310) 526-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew Hudders, Esq. Golenbock Eiseman Assor Bell & Peskoe LLP 711 Third Avenue, 17th Floor New York, NY 10017 (212) 907-7300	Louis A. Bevilacqua, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 (202) 869-0888

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Non-accelerated filer ☐	Accelerated filer ☐	Smaller reporting company ☒

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses, other than the underwriting discounts and commissions payable by us, in connection with the offer and sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee and the Nasdaq Capital Market listing fee.

SEC registration fee	$5,129
FINRA filing fee	6,862
Nasdaq Capital Markets listing fee	50,000
Accounting fees and expenses	230,000
Legal fees and expenses	200,000
Printing and related expenses	9,000
Transfer agent and registrar fees and expenses	15,000
Blue sky fees and expenses (including legal fees)	5,000

Total	$520,991

ITEM 14. Indemnification of Directors and Officers

The form of limited liability agreement provides for the same indemnification as provided in Section 145 of the Delaware General Corporation Law, or DGCL, which authorizes a court to award, or a company’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

As permitted by the DGCL, the registrant’s operating agreement that will be in effect following the effectiveness of this registration statement contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

● any breach of the director’s duty of loyalty to the registrant or its shareholders;

● acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

● under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or

● any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, the registrant’s operating agreement provides that:

● the registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, subject to very limited exceptions;

● the registrant may indemnify its other employees and agents as set forth in the DGCL;

● the registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and

● the rights conferred in the restated bylaws are not exclusive.

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In addition, the registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the registrant’s operating agreement and to provide additional procedural protections. From time to time the registrant has indemnified and may in the future indemnify its directors and officers pursuant to these indemnification agreements in connection legal or regulatory proceedings. The indemnification provisions in the registrant’s restated certificate of incorporation and restated bylaws and the indemnification agreements entered into or to be entered into between the registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the registrant’s directors and executive officers for liabilities arising under the Securities Act.

The registrant has directors’ and officers’ liability insurance for its directors and officers.

Certain of the registrant’s directors are also indemnified by their employers with regard to their service on the registrant’s board of directors.

ITEM 15. Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

On January 16, 2022 the registrant issued 5,000,000 class B common shares to two of its founders and principals for a contribution of capital in the form of assets. These assets, which were comprised of equity in Public Ventures, PatentVest, and Invizyne, had a book value of $6,049,225, or a net book value of $3,325,525 after the cash distribution of $2,723,700 made in Jul 2022, as necessitated by regulatory requirements of FINRA.

On January 16, 2022, the registrant issued 100,000 class A common shares in settlement of certain obligations between the registrant and an employee. The obligation represented a 10% ownership of PatentVest that had a fair value of $200,000.

The registrant commenced a private placement of class A common shares on March 29, 2022, offering up to $50,000,000 of the shares at a price of $10.00. On June 8, 2022, the registrant completed the first closing of 2,517,966 class A common shares, for gross proceeds of $25,179,660. On June 15, 2022, the registrant completed the second closing of the private placement of an additional 11,000 class A common shares, for gross proceeds of $110,000, for a total gross proceeds of $25,289,660 from the sale of 2,528,966 shares of Class A common shares. The registrant received net proceeds of approximately $24,746,142 after $543,518 of offering expenses and commissions paid to two sales agents engaged by the registrant. The registrant also issued warrants to purchase 18,477 class A common shares to two sales agents that are registered broker-dealers, which are exercisable for 10 years at $13.00 per share. The warrants to purchase 8,277 class A common shares that were issued to Cambria Capital LLC, a soliciting dealer in this offering, as non-cash compensation in the June 2022 private placement have been amended such that they are not exercisable more than five years from the date of commencement of sales in this offering.

Each of the securities indicated above as being issued by the registrant were not registered under the Securities Act of 1933, as amended (the “Act”), pursuant to an exemption under Section 4(a)(2) of the Act for transactions of an issuer not involving a public offering, and may not be offered or sold in the United States absent registration under the Act or an exemption from such registration requirements.

All recipients of the foregoing transactions either received adequate information about the registrant or had access, through their relationships with the registrant, to such information. Furthermore, the registrant affixed appropriate legends to the share certificates and instruments issued in each foregoing transaction setting forth that the securities had not been registered and the applicable restrictions on transfer.

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ITEM 16. Exhibits and Financial Statement Schedules

(a) Exhibits. We have filed the exhibits listed on the accompanying Exhibit Index of this Registration Statement.

Exhibit Number	Description of Document
1.1**	Selling Agency Agreement
3.1**	Limited Liability Company Certificate of Formation dated August 10, 2022
3.2**	Limited Liability Company Agreement of MDB Capital Holdings, LLC dated November 9, 2022
4.1**	Form of Registrant’s class A common share certificate
4.2**	Form of Selling Agent’s Warrant
4.3	Form of Escrow Agreement among the Registrant, Digital Offering, LLC and Wilmington Trust, National Association
4.4	Forms of Subscription Agreement for Investors
4.5**	Form of Restated Escrow Agreement with Wilmington Trust, NA
5.1	Opinion (Legality) of Golenbock Eiseman Assor Bell & Peskoe LLP, dated July 18, 2023
8.1**	Opinion (Tax Matters) of Seyfarth Shaw LLP
10.1**	Form of Indemnification Agreement by and between the registrant and each of its directors and executive officers.
10.2**	2022 Equity Incentive Award Plan
10.3**	Form of RSU Award Agreement under 2022 Equity Incentive Award Plan for grants after July 1, 2022
10.4**+	Employment Agreement by and between the registrant and Christopher Marlett, dated April 15, 2022.
10.5**+	Employment Agreement by and between the registrant and Mo Hayat, dated April 15, 2022.
10.6**	MDB Capital, S.A. Service Agreement, dated January 1, 2022, as amended and restated June 1, 2023
10.7**	Form of Warrant issued June 22, 2022 to placement agents in the June Private Offering
14.1**	Code of Business Conduct and Ethics (October 2022)
21.1**	List of Subsidiaries of the Registrant.
23.1	Consent of Golenbock Assor Bell & Peskoe LLP (included in Exhibit 5.1).
23.2**	Consent of Seyfarth Shaw LLP (included in Exhibit 8.1)
23.3**	Consent of independent registered public accounting firm.
24.1**	Power of Attorney (included on the signature page to this registration statement).
107.1	Calculation of Registration Statement Fee

*	To be filed by amendment
**	Previously filed
+	Management agreement

(b) Financial Statement Schedules. All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

ITEM 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; or

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser: If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(f) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 6 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Addison, Texas, on the 20th day of July, 2023.

MDB CAPITAL HOLDINGS, LLC

By:	/s/ Christopher A. Marlett
Christopher A. Marlett,
Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 6 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christopher A. Marlett	Chief Executive Officer, Chairman of the Board and Director	July 20, 2023
Christopher A. Marlett	(Principal Executive Officer)

/s/ Jeremy W. James	Chief Accounting Officer	July 20, 2023
Jeremy W. James	(Principal Financial and Accounting Officer)

/s/ *	Chief of Transactions and Director	July 20, 2023
Anthony DiGiandomenico

/s/ *	President and Director	July 20, 2023
George Brandon

/s/ *	Chief of Entrepreneurship & Operations and Director	July 20, 2023
Mo Hayat

/s/ *	Director	July 20, 2023
Susanne Meline

/s/ *	Director	July 20, 2023
Matthew Hayden

/s/ *	Director	July 20, 2023
Sean Magennis

*	By Attorney-in-Fact
July 20, 2023

/S/ Christopher A Marlett
Christopher A. Marlett

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